Exhibit 10.1

ALSET INC.

INCENTIVE COMPENSATION PLAN STOCK GRANT AWARD AGREEMENT

Alset Inc., a Texas Corporation (the “Company”) hereby grants to Chan Heng Fai (“Grantee”), a Participant in the Company’s 2025 Incentive Compensation Plan, as amended from time-to-time (“Plan”), a Stock Grant Award (“Award”) for shares of the common stock of the Company (“Stock”). This agreement to grant Stock (“Award Agreement”) is made effective as of the 15th day of April, 2025 (“Grant Date”).

A. The Board of Directors of the Company (“Board”) has adopted the Plan, as an incentive to retain employees, officers, and non-employee Directors of, and Consultants to, the Company and to enhance the ability of the Company to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

B. Under the Plan, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board (“Committee”).

C. The Committee has approved this Award to the Grantee pursuant to the Plan in recognition for the Grantee’s service as a member of the Board and to provide an incentive to the Grantee to focus on the long-term growth of the Company.

D. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement shall have the meaning set forth in the Plan.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of Award. The Company grants to Grantee shares of Stock. The number of shares of Stock granted pursuant to this Agreement represents an amount equal to 1,000,000 shares. Subject to the provisions of this Award Agreement and the Plan, the Company will deliver the Stock to the Grantee within 20 days of the Grant Date. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

Subject to the provisions of this Award Agreement and the Plan, as of the Grant Date, Grantee shall be a stockholder with respect to all of such Stock and shall have all of the rights of a stockholder in the Company with respect to the Stock except as specified in section 2 hereof.

2. Restricted Period. The granted Stock may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of during the Restricted Period. All restrictions for the Award shall lapse upon the first anniversary of the Grant Date. The period prior to the lapse of the restrictions shall be referred to as the “Restricted Period.” During the Restricted Period, the Grantee shall have the right to vote the Stock and to receive any cash dividends.

3. Registration. The Stock granted hereunder may be evidenced in such manner as the Company may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Stock granted hereunder, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend (as determined by the Company) referring to the terms, conditions and restrictions applicable to such Stock. In the event such Stock is issued in book-entry form, the depository and the Company’s transfer agent shall be provided with appropriate notice referring to the terms, conditions and restrictions applicable to such Stock.

4. Delivery of Shares. No shares of Stock shall be delivered under this Award Agreement until (i) the Grant Date as provided for in paragraph 1 above; (ii) approval of any governmental authority required in connection with this Award Agreement, or the issuance of shares thereunder, has been received by the Company; and (iii) if required by the Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Award Agreement would not violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

5. Applicable Law. The Company shall not be required to deliver any shares of Stock pursuant to this Award Agreement if, in the opinion of counsel for the Company, such issuance would violate federal or state securities laws or regulations.

6. Administration. This Award Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and to this Award Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.

7. Continuation of Services. This Award Agreement shall not be construed to confer upon the Grantee any right to continue providing services as an officer and member of the Board and shall not limit the right of the Company, in its sole and absolute discretion, to terminate the services of the Grantee at any time, pursuant to the terms of any employment agreement between the Grantee and the Company.

8. Federal and State Taxes. Grantee may incur certain liabilities for taxes in connection with the grant of Stock hereunder, and the Grantee agrees to be responsible for the payment of any resulting taxes, whether in the United States or otherwise.

9. Amendments. Unless otherwise provided in the Plan or this Award Agreement, this Award Agreement may be amended only by a written agreement executed by the Company and the Grantee.

10. Integrated Agreement. Any grant notice, this Award Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and this Award Agreement shall survive any settlement of the Award and shall remain in full force and effect.

11. Governing Law and Venue. This Award Agreement shall be interpreted and administered under the laws of the State of Texas. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Maryland, agree that such litigation shall be conducted in the state courts of Montgomery County Maryland, or the federal courts for the United States District of Maryland where this Award is made and/or to be performed.

12. Severability. If any provision of this Award Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Award Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Award Agreement, and in any event, the validity and enforceability of the remaining provisions of this Award Agreement shall not be affected thereby.

13. Counterparts. Any grant notice and this Award Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Award Agreement, and hereby accepts the Award subject to all of their terms and conditions.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be signed by its duly authorized representative and the Grantee has signed this Award Agreement as of the date first written above.

ALSET INC.

By:	/s/ Rongguo Wei
Rongguo Wei, Co-Chief Financial Officer

GRANTEE

By:	/s/ Chan Heng Fai Ambrose
Chan Heng Fai Ambrose